Exhibit 99.1
  ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE	Contact:	Victor M. Perez, CFO Allis-Chalmers Energy 713-369-0550

Lisa Elliott, Sr. VP DRG&E/ 713-529-6600
ALLIS-CHALMERS ENERGY PLANS TO LIST ON THE NEW YORK
STOCK EXCHANGE
HOUSTON, TEXAS, March 7, 2007 - Allis-Chalmers Energy Inc. (AMEX: ALY) today announced that it has filed an application to list its common stock on the New York Stock Exchange (NYSE). Pending approval of its application, Allis-Chalmers anticipates that its shares of common stock will begin trading on the NYSE on March 22, 2007, under its current symbol “ALY”. Until that time, Allis-Chalmers’ shares will continue to trade on the American Stock Exchange.
Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer stated, “We are excited about our new association with the NYSE. We view this step as a significant event for our company and we believe the NYSE will increase our visibility with the financial community. The American Stock Exchange gave us the first opportunity to access the U.S. capital markets in a very efficient manner. We appreciate our time with the American Stock Exchange and their contribution to the growth of our company.”
“Allis-Chalmers Energy is an outstanding addition to the New York Stock Exchange family of listed energy companies,” said NYSE Group, Inc. President & co-COO Catherine R. Kinney. “We look forward to a long-term partnership with the company and to providing it with the superior market quality, services and brand visibility that issuers have come to expect from listing on the NYSE.”
About Allis-Chalmers
Allis-Chalmers Energy, Inc., is a Houston based multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies, throughout the United States, including Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, the Gulf of Mexico, and internationally primarily in Argentina and Mexico. We provide directional and horizontal drilling services, rental of specialized tools for onshore and offshore drilling, completion and workover operations, casing and production tubing installation, compressed air drilling services, and workover services with capillary and coiled tubing units. In Argentina, we are a leading provider of drilling, completion, repair and related services. For more information, visit the Company’s website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Information about the risks and uncertainties that may affect Allis-Chalmers are set forth in Allis-Chalmers’ most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in Allis-Chalmers’ other SEC filings and publicly available documents.